Exhibit 13

F I N A N C I A L   S T A T E M E N T S   A N D

S U P P L E M E N T A L   S C H E D U L E S

U.S. Bank 401(k) Savings Plan

Years Ended December 31, 2018 and 2017

With Report of Independent Registered Public Accounting Firm

U.S. Bank 401(k) Savings Plan

Financial Statements and Supplemental Schedules

Years Ended December 31, 2018 and 2017

Report of Independent Registered Public Accounting Firm

To the Benefits Administration Committee of U.S. Bancorp and Participants of the U.S. Bank 401(k) Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan (the Plan) as of December 31, 2018 and 2017, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2018 and 2017, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedules

The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2018, and reportable transactions for the year then ended, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedules is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

We have served as the Plan’s auditor since 2002.

Minneapolis, MN

June 19, 2019

U.S. Bank 401(k) Savings Plan

Statement of Net Assets Available for Benefits

	December 31,
	2018	2017
Assets
Investments at fair value	$5,648,253,021	$6,075,897,839
Investments at contract value	428,386,084	427,720,789

Total investments	6,076,639,105	6,503,618,628
Accrued income	7,942,617	6,921,306
Employer contribution receivable	169,283,118	151,689,118
Receivable for securities sold but not yet settled	1,806,756	1,107,136
Notes receivable from participants	118,836,529	142,113,842

Total assets	6,374,508,125	6,805,450,030

Liabilities
Accrued expenses	918,450	923,282
Payable for securities purchased but not yet settled	313,659	940,507

Total liabilities	1,232,109	1,863,789

Net assets available for benefits	$6,373,276,016	$6,803,586,241

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Statement of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2018	2017
Additions
Investment income:
Net appreciation in fair value of investments	$–	$758,649,345
Interest and dividend income	58,597,500	78,907,034

	58,597,500	837,556,379
Interest income on notes receivable from participants	6,284,877	5,899,363

Contributions:
Participants	407,907,438	377,359,007
Employer	169,283,118	151,689,118

	577,190,556	529,048,125

Total additions	642,072,933	1,372,503,867

Deductions
Net depreciation in fair value of investments	506,373,005	–
Distributions to participants	558,734,235	465,465,681
Administrative expenses	7,275,918	7,640,876

Total deductions	1,072,383,158	473,106,557

Net (decrease) increase	(430,310,225)	899,397,310

Net assets available for benefits at beginning of year	6,803,586,241	5,904,188,931

Net assets available for benefits at end of year	$6,373,276,016	$6,803,586,241

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements

December 31, 2018

1. Description of the Plan

The following description of the U.S. Bank 401(k) Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan’s Summary Plan Description (the “SPD”) and plan prospectus for a more complete description of the Plan’s provisions. The SPD and plan prospectus can be reviewed by visiting www.usbank.com/benefitsandrewards.

Administration and Participation

The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp (the “Company”, the “Plan Sponsor”, and the “Plan Administrator”) and its subsidiaries. Employees are eligible to participate in the Plan on their hire date so long as they are a regular, permanent employee working in an eligible position. Eligible employees are automatically enrolled in the Plan with a before-tax salary deferral of 2 percent of eligible compensation, unless the employee elects otherwise.

Each participant’s account is credited with applicable participant contributions, rollovers, employer contributions, and an allocation of the earnings (losses) of the investment funds in which the participant has elected to invest. Earnings (losses) allocations are based upon the participant account balance, as defined in the Plan document. In addition, applicable participant distributions and loans as well as an allocation of administrative expenses are charged to each participant’s account. Participants may invest their account balance in one or more of a variety of investment funds and are immediately 100 percent vested in their entire account balance.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code (the “Code”).

The Plan is administered by the Company’s Benefits Administration and has investment oversight by the Investment Committees.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Contributions

The Plan permits before-tax and after-tax (“Roth”) elective contributions up to a combined maximum of 75 percent of a participant’s eligible compensation, subject to the Internal Revenue Service (the “IRS”) limit. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make before-tax and Roth catch-up contributions up to the IRS catch-up limit. All participant contributions were deposited into the Plan bi-weekly.

The Company makes a matching contribution equal to 100 percent of each participant’s contribution up to 4 percent of their annual eligible compensation. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service in which the participant has been credited with working at least 1,000 hours. The employer matching contribution is deposited in the Plan annually and is initially invested in eligible participants’ accounts based on their future contribution investment election. Participants can subsequently change how their matching contributions are invested at any time. The employer contribution receivable represents the Company’s matching contribution for 2018, which was deposited in the Plan in January 2019.

Distributions to Participants

The forms of distribution offered by the Plan are a partial or total lump sum payment.

Participant Loans

The Plan contains provisions allowing participants to borrow from their accounts. The minimum loan is $1,000 and the maximum is the lesser of 50 percent of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months. Each loan bears interest at 1 percent above the prime interest rate at the date of issuance as determined monthly by the Plan Administrator. Principal and interest is repaid ratably through bi-weekly payroll deductions. Beginning January 1, 2018, participants may have no more than one outstanding loan at any time.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Plan Investments

The Plan offers a diversified selection of investments intended to satisfy ERISA requirements. Participants also have the option of investing in mutual funds in a self-directed brokerage account. The Plan includes an employee stock ownership plan (“ESOP”) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualifying employer securities held in the ESOP are either reinvested in the ESOP or paid directly to the participant, per their election.

Plan Termination

Although it has not expressed any intention to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.

2. Significant Accounting Policies

Accounting Method

The financial statements of the Plan are prepared using the accrual method of accounting under U.S. generally accepted accounting principles.

Investment Valuation and Income Recognition

Investments held by a defined contribution retirement plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. For the portion of the net assets available for benefits attributable to fully benefit-responsive investment contracts, contract value is the relevant measure because it is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the Plan. See Note 4 for a discussion of fair value measurements.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Purchases and sales of securities are recorded on a trade-date basis. If a trade is open at the end of the year, a receivable for securities sold but not yet settled or a payable for securities purchased but not yet settled is reflected in the Statement of Net Assets Available for Benefits.

Dividends are recorded on the ex-dividend date.

Brokers’ commissions and other expenses incurred upon the purchase of corporate stock are included in the cost of the corporate stock. Brokers’ commissions and other expenses incurred upon the sale of corporate stock are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between fair value and the cost of investments is reflected in the Statement of Changes in Net Assets Available for Benefits as net appreciation or depreciation in fair value of investments.

The net gain (loss) on sales of investments is the difference between the proceeds received and the average cost of investments sold and is also reflected in the Statement of Changes in Net Assets Available for Benefits in net appreciation or depreciation in fair value of investments.

Notes Receivable from Participants

Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. If a participant ceases to make loan payments and the Plan Sponsor deems the loan to be a distribution, the participant loan balance is reduced and a benefit payment is recorded. Accordingly, no allowance for credit losses has been recorded as of December 31, 2018 or 2017.

Administrative Expenses

Recordkeeping, investment management, trust, consulting, audit, and other administrative fees are paid by the Plan and are recorded as administrative expenses as incurred.

Payment of Benefits

Benefit payments are recorded when paid.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements, accompanying notes and supplemental schedule. Actual results could differ from those estimates and assumptions.

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

3. Stable Value Fund

The Plan offers a stable value investment option, the U.S. Bank Stable Value Fund (the “Fund”). The Fund invests in fully benefit-responsive investment contracts, including synthetic guaranteed investment contracts (“GIC”) and a separate account GIC issued by insurance companies which consists of insurance and wrapper contracts, and short-term investments. These investments are reported at contract value. The following table disaggregates contract value between the types of investment contracts held by the Plan:

	December 31,
	2018	2017
Synthetic guaranteed investment contracts	$327,453,830	$330,589,471
Separate account guaranteed investment contract	100,932,254	97,131,318

Total	$428,386,084	$427,720,789

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Stable Value Fund (continued)

The synthetic GICs consist of two parts: an underlying investment owned directly by the Plan and a wrapper contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contract amortizes realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses.

The separate account GIC is an investment in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC return.

The Plan’s ability to receive amounts due in accordance with the fully benefit-responsive investment contracts is dependent on the third-party issuers’ ability to meet its financial obligations. The issuers’ ability to meet its contractual obligations may be affected by future economic and regulatory developments.

Certain events may limit the ability of the Plan to transact at contract value with the contract issuer. Examples of such events include the following:

•	Premature termination of the contracts by the Plan

•	Material amendments to the Plan’s documents or administration

•	Changes to the Plan’s competing investment options, including the elimination of equity wash provisions

•	Complete or partial termination of the Plan, including merger with another plan

•	The failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA

•	Bankruptcy of the Plan Sponsor or other Plan Sponsor event that causes a significant withdrawal from the Plan

•	Any change in law, regulation, ruling, administrative or judicial position, or accounting requirement applicable to the Plan

•	The delivery of any communication to the Plan’s participants designed to influence a participant not to invest in the investment option

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Stable Value Fund (continued)

At this time, the Plan Sponsor does not believe that the occurrence of any such market value event that would limit the Plan’s ability to transact at contract value with participants is probable.

In addition, certain events allow the issuers to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

•	An uncured violation of the Plan’s investment guidelines

•	A breach of material obligation under the contract

•	A material misrepresentation

•	A material amendment to the agreements without the consent of the issuer

The Fund owns units of the Wells Fargo/BlackRock Short-Term Investment Fund S, which serve as the Fund’s short-term liquidity vehicle.

4. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset (an entry price) or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value measurement reflects all of the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of nonperformance.

The Plan groups its assets measured at fair value into a three-level hierarchy for valuation techniques used to measure financial assets at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:

•	Level 1 – Quoted prices in active markets for identical assets. Level 1 includes mutual funds, corporate stocks and self-directed brokerage accounts.

•

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets. The Plan had no Level 2 investments during 2018 or 2017.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. The Plan had no Level 3 investments during 2018 or 2017.

If the Plan were to change its valuation inputs for measuring financial assets at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets into or out of Level 3 of the hierarchy based on the new inputs used. During the years ended December 31, 2018 and 2017, there were no transfers of financial assets into or out of Level 3 of the hierarchy.

The following section is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value. During 2018 and 2017, there were no changes to the valuation techniques used by the Plan to measure fair value. There were no unfunded commitments related to these investments for the years ended December 31, 2018 and 2017.

Mutual funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Corporate stocks: Valued at the last reported sales price of the year in the national security exchange in which the individual securities are traded.

Self-directed brokerage accounts: The investments in the accounts consist solely of mutual funds, which are valued at the daily closing price as reported by the fund. The mutual funds held in the accounts are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held in the accounts are deemed to be actively traded.

As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest-level input that is significant to the fair value measurement.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

The following table summarizes the Plan’s investment assets measured at fair value at December 31:

	Level 1	Total
2018
Mutual funds	$339,991,701	$339,991,701
Corporate stocks	982,349,611	982,349,611
Self-directed brokerage accounts	32,380,411	32,380,411

	$1,354,721,723	1,354,721,723
Plan investment assets not classified in fair value hierarchy(a):
Collective investment funds(c)		4,293,531,298

Total plan investment assets at fair value		$5,648,253,021

	Level 1	Total
2017
Mutual funds	$2,172,961,012	$2,172,961,012
Corporate stocks	1,240,157,496	1,240,157,496
Self-directed brokerage accounts	23,563,363	23,563,363

	$3,436,681,871	3,436,681,871
Plan investment assets not classified in fair value hierarchy(a):
Collective investment funds(b)		2,639,215,968

Total plan investment assets at fair value		$6,075,897,839

(a)

These investments are valued based on NAV per unit, as provided by the trustee of the fund as a practical expedient, and have not been classified in the fair value hierarchy. The fair value amounts are provided to reconcile to the Statement of Net Assets Available for Benefits.

(b)

There are currently no significant redemption restrictions on these investments, except for one of the investments, for which the Plan is required to provide a 12-month redemption notice to liquidate its entire interest in the fund.

(c)	There are currently no significant redemption restrictions on these investments.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

5. Transactions with Parties in Interest

The Plan allows for transactions with certain parties who may perform services or have fiduciary responsibilities to the Plan. Parties in interest include the Company and U.S. Bank National Association (the “Trustee”). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions are not considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.

The Plan invests in the common stock of the Company. At December 31, 2018 and 2017, the Plan held 21,413,063 and 23,045,766 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2018 and 2017, the Plan recorded dividend income from U.S. Bancorp common stock of $29,446,859 and $27,784,022, respectively.

The Plan also invests in a money market mutual fund of First American Funds, Inc., which is managed by the Company.

6. Tax Status

The Plan has received a determination letter from the Internal Revenue Service (the “IRS”) dated July 13, 2017, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. The Plan is required to operate in conformity with the Code to maintain its qualified status. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States require plan management to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2018, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Supplemental Schedules

U.S. Bank 401(k) Savings Plan

EIN #41-0255900                Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2018

Identity of Issuer, Borrower, Lessor, or Similar Party	Shares/ Units/ Par Value	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value	Current Value

Mutual funds
First American Funds, Inc. (1)	10,966,031 shares	Government Obligations Fund	$10,966,031
Vanguard	17,576,158 shares	Developed Markets Index Fund	329,025,670

Total mutual funds			339,991,701

Corporate stocks
Piper Jaffray Companies	57,300 shares	Common stock	3,772,632
U.S. Bancorp(1)	21,413,063 shares	Common stock	978,576,979

Total corporate stocks			982,349,611

Self-directed brokerage accounts			32,380,411

Collective investment funds
Vanguard	11,954,006 units	Institutional 500 Index Trust	1,164,200,662
Vanguard	4,299,650 units	Institutional Extended	393,461,041
Vanguard	1,922,659 units	Institutional Total Bond	195,592,148
Vanguard	2,752,396 units	Target Retirement Trust Select 2015	92,645,666
Vanguard	9,658,949 units	Target Retirement Trust Select 2020	328,790,635
Vanguard	13,707,443 units	Target Retirement Trust Select 2025	469,342,861
Vanguard	11,900,697 units	Target Retirement Trust Select 2030	408,788,936
Vanguard	10,298,130 units	Target Retirement Trust Select 2035	354,976,548
Vanguard	8,405,830 units	Target Retirement Trust Select 2040	290,253,317
Vanguard	7,358,432 units	Target Retirement Trust Select 2045	254,233,832
Vanguard	4,763,777 units	Target Retirement Trust Select 2050	164,540,870
Vanguard	2,065,112 units	Target Retirement Trust Select 2055	71,287,678
Vanguard	891,820 units	Target Retirement Trust Select 2060	30,803,462
Vanguard	216,042 units	Target Retirement Trust Select 2065	4,485,039
Vanguard	966,606 units	Target Retirement Income Trust	32,110,669
Wells Fargo Bank, N.A./BlackRock	37,781,972 units	Short-Term Investment Fund S(2)	38,017,937

Total collective investment funds			4,293,531,298

Synthetic GICs
Wells Fargo Bank, N.A.	11,464,129 units	Fixed Income Fund F(2)	164,178,948
Wells Fargo Bank, N.A.	12,349,852 units	Fixed Income Fund L(2)	158,711,659
American General Life Insurance Company		Wrapper contract number 1650008, 2.71%(2)	1,422,663
Prudential Life Insurance Company		Wrapper contract number GA-62309, 2.70%(2)	1,599,385
Voya Retirement Insurance and Annutiy Co		Wrapper contract number 60305, 2.65%(2)	1,541,175

Total synthetic GICs			327,453,830

Separate account GIC
Metropolitan Life Insurance Company		Contract #032372(2)	100,932,254

Total Investments			6,076,639,105

Participant loans (1)		Principal loan amount, interest rates ranging from 4.25% to 10.50% with varied maturities from January 11, 2019 to December 23, 2033	118,836,529

Total Assets			$6,195,475,634

(1)	Denotes party-in-interest to the Plan.
(2)	Investment held by the U.S. Bank Stable Value Fund.

U.S. Bank 401(k) Savings Plan

EIN #41-0255900                Plan #004

Schedule H, Line 4j – Schedule of Reportable Transactions

Year Ended December 31, 2018

Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Cost of Asset	Current Value of Asset on Transaction Date	Net Gain (Loss)

Category (iii) – Series of transactions, involving securities of the same issue, in excess of 5% of plan assets
First American Funds, Inc.	Government Obligations Fund Class U:
	Purchased 514,904,391 units in 282 transactions	514,904,391	—	514,904,391	514,904,391	—
	Sold 504,033,541 units in 535 transactions	—	504,033,541	504,033,541	504,033,541	—
First American Funds, Inc.	Government Obligations Fund Class Z:
	Purchased 219,140,951 units in 96 transactions	219,140,952	—	219,140,952	219,140,952	—
	Sold 227,700,630 units in 182 transactions	—	227,700,630	227,700,630	227,700,630	—

There were no reportable transactions of the following types for the year ended December 31, 2018:

Category (i) – No transactions qualified for this section

Category (ii) – Series of transactions with same broker, involving property other than securities, in excess of 5% of plan assets

Category (iv) – No transactions qualified for this section